Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

March 24, 2015

Cellectis S.A.

8, rue de la Croix Jarry

75013 Paris, France

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We are acting as special French counsel for Cellectis S.A. (the “Company”), a French société anonyme, in connection with the initial public offering and sale by the Company of up to 5,462,500 ordinary shares, par value €0.05 per share, each represented by American Depositary Shares, pursuant to the underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, acting as the representatives of the several underwriters to be named in Schedule A to the Underwriting Agreement. This opinion relates to 862,500 additional ordinary shares (the “Additional Shares”) to be sold by the Company in such initial public offering pursuant to the registration statement to which this opinion pertains (the “462(b) Registration Statement”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, when the 462(b) Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), the Additional Shares, when issued and delivered by the board of directors of the Company in accordance with the resolutions of the Company’s shareholders adopted at the meeting of February 16, 2015 pursuant to the Underwriting Agreement against full payment of their subscription price as provided in the Underwriting Agreement, will be validly issued and fully paid.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Cellectis S.A.

March 24, 2015

We hereby consent to the filing of this opinion as Exhibit 5.1 to the 462(b) Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day